SCHEDULE A

amended as of January 19, 2022 to the

ETF Master Services Agreement between

New Age Alpha Trust and

Ultimus Fund Solutions, LLC

Dated December 1, 2020

Fund Portfolio(s)

AVDR US LargeCap Leading ETF

AVDR US LargeCap ESG ETF

AVDR Quality High Yield Corporate Bond ETF

AVDR International Leading ETF

The parties duly executed this Amended Schedule A as of January 19, 2022.

	New Age Alpha Trust		Ultimus Fund Solutions, LLC
By:	/s/ Keith D. Kemp	By:	/s/ Gary Tenkman
Name:	Keith D. Kemp	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer